Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 668

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $50,000,000 Floating Rate Excess Return Index-Linked Notes due December 2008 (Linked to the Dow Jones-AIG Commodity IndexSM)

        The return on your note is linked to the performance of the Dow Jones-AIG Commodity IndexSM. The stated maturity date is December 1, 2008, unless extended due to market disruption or non-business days. Unless your note is redeemed, on the stated maturity date we will pay you an amount in cash, which will never be less than zero, equal to:

•	the face amount of your note, plus
•	the final commodity amount, which will equal the face amount of your note multiplied by 3.0 times the percentage increase or decrease, if any, in the index from the initial index level of 176.347 to the final index level (the closing level on the determination date, which will be the fifth business day prior to the stated maturity date, unless extended due to market disruption or non-business days), minus
•	the final fee amount, which will equal the face amount of your note multiplied by 3.0 times a fee percentage of 0.15% times the quotient of the final fee days divided by 365.

        Your note will be automatically redeemed in whole if the closing level of the index is at or below 155.185 (88% of the initial index level) on any trading day prior to the determination date, which we refer to as an index event. In addition, you may elect, at any time prior to the determination date, to have us redeem the note in whole, but only if you own 100% of the outstanding face amount of the notes issued to you on the original issue date.

        If an index event has occurred or you have elected early redemption, on the early maturity date, which will be the fifth business day after the early determination date described below (and in lieu of any amounts payable on the stated maturity date), we will pay you an amount in cash, which will never be less than zero, equal to:

•	the face amount of your note, plus
•	the early commodity amount, which will equal the face amount of your note multiplied by 3.0 times the percentage increase or decrease, if any, in the index from the initial index level to the early index level (the closing level on the early determination date, which will be the trading day after you elect early redemption or an index event occurs, as applicable, unless extended due to market disruption), with the result reduced by the commodity discount factor described on page S-3, minus
•	the early fee amount, which will equal the face amount of your note multiplied by 3.0 times a fee percentage of 0.15% times the quotient of the early fee days divided by 365.

        In addition to the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, we will pay interest on your note quarterly on February 1, 2008, May 1, 2008, August 1, 2008 and the stated maturity date, unless your note is redeemed, in which case we will make the last interest payment (which will be discounted by the fixed income discount factor described on page S-3) on the early maturity date and will not pay interest on any date that is subsequent to the early maturity date. The interest rate for each interest period will be the rate per annum for three-month (or a shorter length, interpolated in the manner described below) USD LIBOR minus 0.08% (subject to a minimum of 0.00%), reset quarterly, in the manner described below.

        You could lose all or a substantial portion of your investment in your note. Because the return on the index could be negative, the amount payable on your note on the stated maturity date or the early maturity date, as applicable, could be substantially less than the face amount and could be zero. The amount you may receive will depend on the level of the index on the determination date or the early determination date, as applicable, relative to the initial index level, even if the level is higher at other times during the life of your note.

        Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-15.

        Your investment in the notes involves a number of risks. We encourage you to read “Additional Risk Factors Specific To Your Note” on page S-8 so that you may better understand those risks.

Original issue date (settlement date): November 1, 2007
Original issue price: 100% of the face amount
Underwriting discount: 0.10% of the face amount
Net proceeds to the issuer: 99.90% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated October 25, 2007.

        ”Dow Jones”, “AIG®”, “Dow Jones-AIG Commodity IndexSM” and ”DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes linked to the DJ-AIGCISM are not sponsored, endorsed, sold, or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: Dow Jones-AIG Commodity IndexSM (Bloomberg: “DJAIG”)

Index sponsor: Dow Jones, and any successor sponsor

Face amount: each note will have a face amount equal to $1,000; $50,000,000 in the aggregate for all the offered notes

Interest rate basis: USD LIBOR, as determined by the calculation agent in the manner described under “Specific Terms of Your Note — Interest Payment” on page S-18

Spread: -8 basis points

Initial base rate: the three-month USD LIBOR, as it appears on Moneyline Telerate Page 3750 (or any successor or replacement page thereof), as of 11:00 a.m. London time, as determined on the second London banking day prior to the settlement date

Minimum rate: 0.00%

Base rate: the base rate defined under “Specific Terms of Your Note — Interest Payment — Base Rate” on page S-18

Interest rate: the greater of (1) the base rate plus the spread and (2) the minimum rate

Interest reset dates: February 1, 2008, May 1, 2008 and August 1, 2008 (in each case, subject to adjustment for non-business days)

Interest payment dates: February 1, 2008, May 1, 2008 and August 1, 2008 and the stated maturity date; however, any such date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date shall instead be the last interest payment date (in each case, subject to adjustment for non-business days)

Interest period: the period from (and including) the settlement date, or the last date to which interest has been paid or made available for payment, to (but excluding) the immediately following interest payment date or the stated maturity date, as applicable

Amount payable on your note:

•	in addition to the interest payment, if any, we will pay you an amount in cash, if any, on the stated maturity date, equal to the greater of (1) zero and (2) the result of (a) the outstanding face amount of your note plus (b) the final commodity amount (which may be negative) minus (c) the final fee amount, unless an index event has occurred or an early redemption has been designated; no amount will be paid on any other date, and
•	if an index event has occurred or an early redemption has been designated, in addition to the interest payment, if any, we will pay you an amount in cash, if any, on the early maturity date, equal to the greater of (1) zero and (2) the result of (a) the outstanding face amount of your note plus (b) the early commodity amount (which may be negative) minus (c) the early fee amount; no amount will be paid on the stated maturity date or any other date in such event

Final commodity amount: the product of (1) the outstanding face amount of the note times (2) 3.0 times (3) the index return

Final fee amount: the product of (1) the outstanding face amount of the note times

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(2) 3.0 times (3) 0.15% times (4) the quotient of (a) the final fee days divided by (b) 365

Early commodity amount: the product of (1) the commodity discount factor times (2) the outstanding face amount of the note times (3) 3.0 times (4) the early index return

Early fee amount: the product of (1) the outstanding face amount of the note times (2) 3.0 times (3) 0.15% times (4) the quotient of (a) the early fee days divided by (b) 365

Initial index level: 176.347

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-17 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-17

Early index level: the closing level of the index on the early determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-17 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-17

Index return: the result of (1) the final index level minus the initial index level divided by (2) the initial index level

Early index return: the result of (1) the early index level minus the initial index level divided by (2) the initial index level

Final fee days: the number of days from (but excluding) the trade date up to (and including) the determination date

Early fee days: the number of days from (but excluding) the trade date up to (and including) the early determination date

Commodity days remaining: the number of days from (but excluding) the early maturity date up to (and including) December 1, 2008

Fixed income days remaining: the number of days from (but excluding) the early maturity date up to (and including) the earlier of (1) the interest reset date immediately following the early maturity date and (2) December 1, 2008

Commodity discount factor: the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the CDF LIBOR level times (ii) the quotient of (x) the commodity days remaining divided by (y) 360

Fixed income discount factor: the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360

CDF LIBOR level: the LIBOR rate for deposits in U.S. dollars for the CDF LIBOR designated maturity (interpolated, if necessary), which appears on the Moneyline Telerate page 3750 (or any successor or replacement page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on the Moneyline Telerate page 3750 (or any successor or replacement page), the rate determined by the calculation agent

FIDF LIBOR level: the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated, if necessary), which appears on the Moneyline Telerate page 3750 (or any successor or replacement page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on the Moneyline Telerate page 3750 (or any successor or replacement page), the rate determined by the calculation agent

CDF LIBOR designated maturity: a period equal to the commodity days remaining, subject to a minimum of one month

FIDF LIBOR designated maturity: a period equal to the fixed income days remaining, subject to a minimum of one month

Trade date: October 25, 2007

Stated maturity date: December 1, 2008, subject to extension in the case of market disruption or non-business days

Determination date: the fifth business day prior to December 1, 2008, unless extended for up to five business days

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Early maturity date: the fifth business day following the early determination date

Early determination date:

•	if an early redemption has been designated, any trading day on which a notice of early redemption is delivered by 9:00 a.m., New York time on such day; if the notice of early redemption is delivered after 9:00 a.m., the immediately succeeding trading day, or
•	if an index event has occurred, the trading day immediately following the day on which the index event occurs,

and, subject in each case to extension for up to five business days

Early redemption; notice of early redemption: the holder has the option to redeem the note in whole only but not in part (if such holder owns the full outstanding face amount of the note issued to the holder on the original issue date) prior to the earlier of (1) the occurrence of an index event and (2) the scheduled determination date (the fifth business day prior to December 1, 2008). A notice of early redemption must be given on a business day, in writing, to the trustee, the calculation agent and the issuer in accordance with procedures described under “Specific Terms of Your Note — Holder’s Option to Redeem” on page S-21. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable

Index event: if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the scheduled determination date (the fifth business day prior to December 1, 2008), the closing level of the index is at or below 155.185 (88% of initial index level), an index event occurs. If an index event occurs, the note shall automatically be redeemed in accordance with procedures described under “Specific Terms of Your Notes — Automatic Redemption Due to an Index Event” on page S-22

No Listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-23

Trading day: as described on page S-23

London business day: as described on page S-23

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HYPOTHETICAL RETURNS ON YOUR NOTE

        The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the determination date or the early determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The first table assumes that neither an index event has occurred nor an early redemption has been designated. The levels in the leftmost column of the first table represent hypothetical closing levels for the index on the determination date and are expressed as percentages of the initial index level. The amounts in the second column from the left represent the face amount of a note expressed as a percentage of the face amount of a note, which will always be 100%. The amounts in the third column from the left represent the hypothetical final commodity amounts on the stated maturity date, and are expressed as percentages of the face amount of a note. Thus, a hypothetical final commodity amount of 100% means that the value of the final commodity amount that we would pay in cash for the outstanding face amount of your note on the stated maturity date would equal 100% of the outstanding face amount of your note, or $1,000, based on the corresponding hypothetical final index level and the assumptions noted below. The amounts in the fourth column from the left represent the hypothetical final fee amounts on the stated maturity date, and are expressed as percentages of the face amount of a note. The amounts in the rightmost column represent the hypothetical amounts payable on the stated maturity date, which will equal the greater of (1) zero and (2) the face amount of a note plus the final commodity amount minus the final fee amount, and are expressed as percentages of the face amount of a note. No amounts shown in the first table take into account the amount of interest that may have been paid before the stated maturity date or that may be paid on the stated maturity date.

        The second table assumes that an index event has occurred or an early redemption has been designated. The levels in the leftmost column of the first table represent hypothetical closing levels for the index on the early determination date, and are expressed as percentages of the initial index level. The amounts in the second column from the left represent the face amount of a note expressed as a percentage of the face amount of a note, which will always be 100%. The amounts in the third column from the left represent the hypothetical early commodity amounts on the early maturity date, and are expressed as percentages of the face amount of a note. Thus, a hypothetical early commodity amount of 100% means that the value of the early commodity amount that we would pay in cash for the outstanding face amount of your note on the early maturity date would equal 100% of the outstanding face amount of your note, or $1,000, based on the corresponding hypothetical early index level and the assumptions noted below. The amounts in the fourth column from the left represent the hypothetical early fee amounts on the early maturity date, and are expressed as percentages of the face amount of a note. The amounts in the rightmost column represent the hypothetical amounts payable on the early maturity date, which will equal the greater of (1) zero and (2) the face amount of a note plus the early commodity amount minus the early fee amount, and are expressed as percentages of the face amount of a note. No amounts shown in the second table take into account the amount of interest that may have been paid before the early maturity date or that may be paid on the early maturity date.

        The information in the tables reflect hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the early maturity date, as the case may be. If you sell your note prior to the stated maturity date or the early maturity date, as the case may be, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. The information in the tables also reflects the key terms and assumptions in the box below.

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Key Terms and Assumptions
Face amount	$1,000
No market disruption event occurs
No change in or affecting any of the index commodities or the method by which the index sponsor calculates the index
Example 1:
no index event occurs and no early redemption is designated
Final fee days	393 days
Example 2:
an index event occurs or an early redemption is designated
CDF LIBOR level	4.96%
Commodity days remaining	178 days
Commodity discount factor	0.9761
Early fee days	218 days

        The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

        The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date or the early maturity date, as the case may be, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below.

        Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index commodities.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index commodities.

        Example 1: The following table illustrates the hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been designated.

Hypothetical Final Index Level as Percentage of Initial Index Level	Face Amount as Percentage of Face Amount	Hypothetical Final Commodity Amounts as Percentage of Face Amount	Hypothetical Final Fee Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
200%	100.00%	300.00%	0.48%	399.52%
180%	100.00%	240.00%	0.48%	339.52%
150%	100.00%	150.00%	0.48%	249.52%
130%	100.00%	90.00%	0.48%	189.52%
120%	100.00%	60.00%	0.48%	159.52%
110%	100.00%	30.00%	0.48%	129.52%
100%	100.00%	0.00%	0.48%	99.52%
90%	100.00%	-30.00%	0.48%	69.52%
88%	100.00%	-36.00%	0.48%	63.52%
80%	100.00%	-36.00%	0.48%	39.52%
70%	100.00%	-36.00%	0.48%	39.52%
50%	100.00%	-36.00%	0.48%	39.52%
30%	100.00%	-36.00%	0.48%	39.52%
20%	100.00%	-36.00%	0.48%	39.52%
0%	100.00%	-36.00%	0.48%	39.52%

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        Example 2: The following table illustrates the hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is designated.

Hypothetical Early Index Level as Percentage of Initial Index Level	Face Amount as Percentage of Face Amount	Hypothetical Early Commodity Amounts as Percentage of Face Amount	Hypothetical Early Fee Amounts as Percentage of Face Amount	Hypothetical Amounts Payable as Percentage of Face Amount
200%	100.00%	292.82%	0.27%	392.55%
180%	100.00%	234.26%	0.27%	333.99%
150%	100.00%	146.41%	0.27%	246.14%
130%	100.00%	87.85%	0.27%	187.58%
120%	100.00%	58.56%	0.27%	158.29%
110%	100.00%	29.28%	0.27%	129.01%
100%	100.00%	0.00%	0.27%	99.73%
90%	100.00%	-29.28%	0.27%	70.45%
88%	100.00%	-35.14%	0.27%	64.59%
80%	100.00%	-35.14%	0.27%	64.59%
70%	100.00%	-35.14%	0.27%	64.59%
50%	100.00%	-35.14%	0.27%	64.59%
30%	100.00%	-35.14%	0.27%	64.59%
20%	100.00%	-35.14%	0.27%	64.59%
0%	100.00%	-35.14%	0.27%	64.59%

        As these tables indicate, you may lose all or a substantial portion of your investment. If, for example, the index declines by 50% over the life of the notes, then you will receive no payment on the stated maturity date or the early maturity date. Payments on these notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final index level on the determination date or the actual early index level on the early determination date, as the case may be, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the determination date or the early determination date, as the case may be. The actual amount that a holder of the notes will receive on the stated maturity date or the early maturity date, as the case may be, and the rate of return on the notes will depend on the actual final index level or the actual early index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date or the early maturity date, as the case may be, may be very different from the information reflected in the tables above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index commodities, i.e., the commodity contracts comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Note is Not Protected

        If neither an index event has occurred nor an early redemption has been designated, in addition to the interest payment, if any, you will be paid an amount in cash, if any, equal to the outstanding face amount of your note plus the final commodity amount (which may be negative) minus the final fee amount on the stated maturity date. The amount payable, if any, on the stated maturity date excluding the interest payment, if any, will never be less than zero. However, if the final index level declines below the initial index level, the amount payable on your note excluding the interest payment, if any, is not protected and may even be zero. For example, if the final index level falls to 90% of the initial index level, resulting in an index return of -10%, and the fee amount equals 0.77%, then the amount payable on the stated maturity date will be only 69.52% of the outstanding face amount of your note, and you will lose 30.48% of the outstanding face amount of your note.

        If an index event has occurred or an early redemption has been designated, in addition to the interest payment, if any, you will be paid an amount in cash, if any, equal to the outstanding face amount of your note plus the early commodity amount (which may be negative) minus the early fee amount on the early maturity date. The amount payable, if any, on the early maturity date excluding the interest payment, if any, will never be less than zero. However, if the early index level is less than the initial index level, the amount payable on your note excluding the interest payment, if any, is not protected and may even be zero. For example, if the early index level falls to 80% of the initial index level, resulting in an early index return of -20%, the commodity discount factor equals 0.96427 and the early fee days equal 218 days, then the amount payable on the early maturity date will be only 64.59% of the outstanding face amount of your note, and you will lose 35.41% of the outstanding face amount of your note.

        Our cash payment on your note, if any, on the stated maturity date or the early maturity date, as the case may be, excluding the interest payment, if any, will be based on, among other factors, the final index level or the early index level, respectively. Thus, if neither an index event has occurred nor an early redemption has been designated, you may lose your entire investment in your note, depending on the final index level, as calculated by the calculation agent, and you may receive only the interest payment, if any, on the stated maturity date. On the other hand, if an index event has occurred or an early redemption has been designated, you may still lose your entire investment in your note, depending on the early index level, as calculated by the calculation agent, and you may receive only the interest payment, if any, on the early maturity date. Moreover, in each case, the percentage decrease in the level of the index is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final commodity amount or the early commodity amount, as applicable, will exceed the rate of decline in the index level.

        Also, the market price of your note prior to the stated maturity date or the early maturity date, as the case may be, may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date or the early maturity date, as the case may be, you may receive far less than the amount of your investment in the note.

        Moreover, the formula used to calculate the final index level or the early index level, as the case may be, only compares the index levels

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on the trade date, on the one hand, and the determination date or the early determination date, respectively, on the other hand. No other index levels will be taken into account for that purpose. As a result, you may lose some or all of your investment even if the index has risen above the initial index level at certain times during the life of the offered notes, including the period between the determination date or the early determination date, as applicable, and the stated maturity date or the early maturity date, respectively.

The Interest Rate on Your Note May Be Less
than the Prevailing Market Rate

        You will receive interest, if any, on your note at the rate per annum for three-month (or a shorter length, interpolated in a manner as described in “Specific Terms of Your Note - Interest Payment” below) USD LIBOR minus 0.08% (subject to a minimum of 0.00%), reset quarterly, on each interest payment date. If an index event has occurred or an early redemption has been designated, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date. Also, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor.

        The interest payable on your note may be less than the prevailing market rate for our debt securities that are not indexed. Moreover, even if the final commodity amount or the early commodity amount, as applicable, as described in the front part of this prospectus supplement, is positive, the overall return you earn on your note may be less than the amount you would have earned by investing the face amount of your note in a non-indexed debt security that bears interest at a prevailing market rate.

The Market Value of Your Note May Be
Influenced by Many Unpredictable Factors

        The following factors, many of which are beyond our control, may influence the market value of your note:

•	the volatility – i.e., the frequency and magnitude of changes – of the level of the index;
•	the index level;
•	temporary suspension or disruption of market trading in commodities and related futures because of lack of liquidity, the participation of speculators, government intervention, or other factors
•	economic, financial, regulatory, political, military and other events that affect commodity markets generally and the commodities underlying the index, and which may affect the level of the index;
•	interest rates and yield rates in the market;
•	the time remaining until your note matures; and
•	our creditworthiness.

        These factors may influence the market value of your note if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the face amount of your note. You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable on the stated maturity date or the early maturity date, as the case may be, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in the this prospectus supplement.

If the Level of the Index Changes, the Market
Value of Your Note May Not Change in the
Same Manner

        Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced by Many Unpredictable Factors” above.

Trading and Other Transactions by Goldman
Sachs in Instruments Linked to the Index or
Index Commodities May Impair the Value of
Your Note

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman,

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Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the notes by purchasing the index commodities. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps also the index commodities, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index commodities. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index commodities — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index commodities or instruments whose returns are linked to the index or the index commodities for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index commodities — and/or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, and, therefore, the market value of your notes and the amount we will pay on your note on the stated maturity date or the early maturity date, as applicable. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index commodities. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

An Investment In The Notes Is Subject To
Risks Associated With Foreign Commodities
Markets

        The index consists of futures contracts on 19 physical commodities, three of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity futures contracts involve particular risks.

        The index will include futures contracts on foreign trading facilities that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets. The index will include futures contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-AIG Commodity Index Oversight Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the CFTC do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Dow Jones, AIGI and the Dow Jones-AIG Commodity Index Oversight Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the futures contracts included in the index. In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

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You Have No Rights with Respect to
Commodities or Commodities Contracts or
Rights to Receive Any Commodities

        Investing in your notes will not make you a holder of any of the commodities underlying the index or any contracts with respect thereto. Neither you nor any other holder or owner of your note will have any rights with respect to any index commodity. Any amounts payable on your note will be made in cash, and you will have no right to receive delivery of any index commodity.

Suspensions or Disruptions of Market
Trading in Commodities And Related Futures
May Adversely Affect the Value Of Your
Notes

        The commodity markets are subject to temporary distortions and other disruptions due to various factors, including the lack of liquidity in these markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the index and, therefore, the value of your notes.

        For purposes of determining the final commodity amount on the stated maturity date or the early commodity amount on the early maturity date, if any, Goldman, Sachs & Co., as calculation agent, may in certain circumstances when a market disruption event occurs determine the level of the index on the determination date or the early determination date, using a methodology described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” below. This methodology may differ from that used to calculate the level of the index by the index sponsor. As a result, if a market disruption event occurs on the determination date or the early determination date, as the case may be, the closing level that the calculation agent will use in determining the final index level or the early index level, respectively, and therefore, ultimately, the amount payable on your notes, if any, may not reflect the actual level of the index as published by the index sponsor.

Our Business Activities May Create Conflicts
of Interest Between Your Interest in Your
Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and expect to engage in trading activities related to the index and the index commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor, including making loans to or equity investments in the index sponsor or providing advisory services to the index sponsor. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the index sponsor. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the value of your note and the value of the consideration we will deliver on your note at maturity.

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As Calculation Agent, Goldman, Sachs & Co.
Will Have the Authority to Make
Determinations that Could Affect the Value of
Your Notes, Including Whether Early
Redemption Was Designated or an Index
Event Occurred, and the Amount You May
Receive On the Stated Maturity Date Or the
Early Maturity Date

        As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final index level on the determination date, which we will use to determine the amount, if any, we must pay on the stated maturity date, and the early index level on the early determination date, which we will use to determine the amount we may pay on the early maturity date, making all determinations and calculations of the interest rate applicable to your note (including the determination of any interpolated interest rate), determining the effectiveness of a notice of early redemption or the occurrence of an index event, and determining whether to postpone the determination date, the early determination date or the stated maturity date, as applicable, because of a market disruption event. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and
Changes That Affect the Index and the Index
Commodities Could Affect the Amount
Payable on Your Notes and Its Market Value

        The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of the index commodities comprising the index, and the manner in which changes affecting those index commodities (such as rebalancing of the index commodities) are reflected in the index level could affect the index level and, therefore, the amount payable on your notes on the stated maturity date or the early maturity date, as the case may be, and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date or on the early determination date, as the case may be, because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index level on the determination date or the early determination date, as applicable — and thus the amount payable on the stated maturity date or the early maturity date — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or the early determination date, as the case may be, and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Commodity Prices May Change
Unpredictably, Affecting the Value of Your
Notes in Unforeseeable Ways

        Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Higher Future Prices of Commodities
Underlying the Index Relative to Their
Changes in the Composition and Valuation
of the Index May Adversely Affect Your
Notes

        The index sponsor may make changes over time to the methodologies of compilation of

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the index. Additional commodities will satisfy the eligibility criteria and commodities currently included in the index will fail to satisfy such criteria. The weighting factors applied to each commodity underlying the index change annually, based on changes in commodity production statistics. In addition, the index sponsor may modify the methodology for determining the composition and weighting of the index for calculating its value in order to assure that the index represents an adequate measure of market performance or for other reasons. A number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

The Notes Are Linked To The Dow Jones-AIG
Commodity IndexSM And Not The DJ-AIG TR

        The return on the notes is linked to the performance of the Dow Jones-AIG Commodity IndexSM, which, as discussed under “The Index”, reflects the returns that are potentially available through an unleveraged investment in the commodity futures contracts comprising the index. The Dow Jones-AIG Commodity Total Return Index (“DJ-AIG TR”) is a “total return” index which, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. Because the notes are linked to the performance of the Dow Jones-AIG Commodity IndexSM, the return on the notes will not include the total return feature or the interest component of the DJ-AIG TR.

Contract Pricing In The Commodities
Markets Will Affect The Amount Payable on
Your Notes, If Any

        As the contracts that comprise the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the October contract is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling”. If the market for these contracts (putting aside other considerations) is in “backwardation”, which describes a situation where the prices are lower in the distant delivery months than in the nearest delivery months, the sale of the October contract will take place at a price that is higher than the price at which that contract was originally purchased in August, thereby creating the “roll yield”. While many of the contracts included in the index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the index, such as gold, have historically been “contango” markets. Contango markets are markets in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the value of the index and accordingly, because of the formula used, decrease the amount payable on your note.

There Is No Affiliation Between the Index
Sponsor and Us, and We Are Not
Responsible for Any Disclosure by the Index
Sponsor

        Goldman Sachs is not affiliated with the index sponsor. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your note, should make your own investigation into the index. See “The Index” below for additional information about the index.

        The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your note. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Your Notes May Not Have an Active
Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for

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your notes in any secondary market could be substantial.

Your Notes Will Be Automatically Redeemed
If an Index Event Occurs

        Your notes will be automatically redeemed if an index event occurs, which may adversely affect the value of your notes.

We Can Postpone the Determination Date
and the Stated Maturity Date or the Early
Determination Date, As the Case May Be, If a
Market Disruption Event Occurs

        If the calculation agent determines that, on the determination date or the early determination date, as the case may be, a market disruption event has occurred or is continuing, the determination date or the early determination date, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five business days. As a result, if the determination date or the early determination date, as the case may be, is so postponed, the stated maturity date or the early maturity date, respectively, for your notes will also be postponed, although not by more than five business days. Thus, when the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Similarly, when the early determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the early maturity date until several days after the date that would have been the early maturity date had the market disruption event not occurred or continued on the early determination date. Moreover, if the determination date or the early determination date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or the early determination date, respectively. If the determination date or the early determination date, as the case may be, is postponed due to a market disruption event, the calculation agent will determine the final index level or the early index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the early index level, as the case may be, is not available on the determination date or the early determination date, respectively, for any other reason, then the calculation agent will determine the final index level or the early index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on that day.

Certain Considerations for Insurance
Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment
in Your Notes Are Uncertain

        The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

        This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

        Specified currency:

•	U.S. dollars (“$”)

        Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

        Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

        Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

        Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below
•	a London business day for your notes will have the meaning described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index
Commodities

        In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of

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any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index commodities, we mean the commodity futures contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

        Payment on the Stated Maturity Date

        If neither an index event has occurred nor an early redemption has been designated, in addition to the interest payment, if any, the amount payable, if any, on the stated maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the outstanding face amount of the note plus (b) the final commodity amount (which may be negative) minus (c) the final fee amount. If an index event has occurred or an early redemption has been designated, no payment of principal will be made on the stated maturity date.

Final commodity amount

        The final commodity amount will be equal to the product of (1) the outstanding face amount of the note times (2) 3.0 times (3) the index return. The index return will be calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level.

        The final commodity amount, and therefore the amount payable on your note on the stated maturity date, if any, will be based on, among other factors, the final index level. If the final index level is greater than the initial index level - i.e., the index return is positive due to an increase in the index - you will participate in any such increase. On the other hand, if the index return is negative due to a decrease in the index, you may lose some or all of the principal in your note, and may receive no payment at all on the stated maturity date. Moreover, the index return is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final commodity amount will exceed the rate of decline in the index level.

        The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Final fee amount

        The final fee amount will be equal to the product of (1) the outstanding face amount of the note times (2) 3.0 times (3) 0.15% times (4) the quotient of (a) the final fee days divided by (b) 365. The calculation agent will determine the final fee days, which will be the number of days from (but excluding) the trade date up to (and including) the determination date.

Stated Maturity Date

        The stated maturity date will be December 1, 2008 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on the determination date. We describe market disruption events under “— Special Calculation Provisions” below.

Determination Date

        The determination date will be the fifth business day prior to December 1, 2008, provided that, if such day is not a trading day, then the determination date will be the next day that is a trading day. The determination date is also subject to extension if the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing. In no event, however, will the determination date be later than December 1, 2008 or, if December 1, 2008 is not a business day, later than the first business day after December 1, 2008.

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Consequences of a Market Disruption Event

        As indicated above and under “— Holder’s Option to Redeem” and “—Automatic Redemption Due to an Index Event” below, if a market disruption event (as described in “Special Calculation Provisions - Market Disruption Event” below) occurs or is continuing on a day that would otherwise be the determination date or the early determination date, as the case may be, then the determination date or the early determination date, respectively, will be postponed to the next following trading day on which a market disruption event does not occur or is not continuing. In no event, however, will the determination date or the early determination date be postponed by more than five business days.

        If the determination date or the early determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date or the early determination date, as the case may be. In the event a market disruption event has occurred on the determination date or the early determination date, the final index level or the early index level, as the case may be, will be determined by the calculation agent as follows:

•	with respect to each index commodity that is not affected by the market disruption event, the final index level or the early index level, as the case may be, will be based on the official settlement price of each such index commodity as published by the trading facility on which it is traded (which is referred to as the settlement price in this prospectus supplement) on the scheduled determination date or the scheduled early determination date, as the case may be,
•	with respect to each index commodity that is affected by the market disruption event, the final index level or the early index level, as the case may be, will be based on the settlement price of each such index commodity on the first day immediately following the determination date or the early determination date, as the case may be, on which no market disruption event is occurring with respect to such index commodity, unless such market disruption event continues with respect to any such index commodity for more than five business days, in which event the price of each such index commodity to be used in calculating the final index level or the early index level shall be determined by the calculation agent on the fifth business day following the scheduled determination date or the scheduled early determination date, as the case may be, and
•	the calculation agent shall determine the final index level or the early index level, as the case may be, by reference to the settlement prices or other prices determined in the two preceding bullet points, using the then-current method for calculating the index.

Discontinuance or Modification of the Index

        If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final commodity amount or the early commodity amount, as the case may be, by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date or the early determination date, as the case may be, because of a market disruption event or for any other reason, the calculation agent will determine the final index level or the early index level, as the case may be, based on the procedures described under “— Consequences of a Market Disruption Event” above and/or by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices.

        If the calculation agent determines that the index, the index commodities or the method of calculating the index or the index commodities is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index commodities, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is

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due to the publication of a successor index, is due to events affecting one or more of the index commodities or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level or the early index level, as applicable, used to determine the amount payable on the stated maturity date or the early maturity date, respectively, is equitable.

        All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Interest Payment

        Your note will bear interest at a rate equal to the base rate minus 0.08% which will be determined by the calculation agent as described in “— Base Rate” below, subject to a minimum of 0.00%. Interest will accrue and be calculated and paid as described in the accompanying prospectus and the accompanying prospectus supplement with regard to floating rate notes, except that, if an index event has occurred or an early redemption has been designated, the interest payment dates and the interest amount on the early maturity date will be changed as described in “— Redemption Adjustments” below. See the accompanying prospectus and the accompanying prospectus supplement for additional information about calculation mechanics.

        The calculation agent’s determination of the applicable base rate, any interest payment date and its calculation of the accrued interest and/or the fixed income discount factor for any interest period, will be final and binding in the absence of manifest error.

Base Rate

        The base rate will be determined by the calculation agent, and will be equal to:

•	if the applicable interest period begins on the settlement date: the initial base rate provided in the front part of this prospectus supplement,
•	if the applicable interest period (1) does not begin on the settlement date and (2) does not end on the day before the stated maturity date: three-month USD LIBOR, as it appears on Moneyline Telerate page 3750 (or any successor or replacement page), as of 11:00 a.m. London time, as determined on the interest determination date, or
•	if the applicable interest period ends on the day before the stated maturity date: a rate calculated by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable interest period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable interest period, in both cases as they appear on Moneyline Telerate page 3750 (or any successor or replacement page), as of 11:00 a.m. London time, as determined on the interest determination date (the base rate so determined will not be re-calculated even if the stated maturity date is postponed due to a market disruption event).

Redemption Adjustments

        The interest on your notes will be paid on the interest payment dates provided in the front part of this prospectus supplement. If an index event has occurred or an early redemption has been designated, however, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date.

        In addition, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor. Therefore, on the early maturity date, in addition to the amount payable as described in “— Payment on the Early Maturity Date” below, if any, you will receive an interest payment, if any, that will equal the result of (1) the fixed income discount factor times (2) the accrued interest that would have been payable but for the adjustment described in this paragraph.

        The fixed income discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360. FIDF

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LIBOR level is the LIBOR for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the FIDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the FIDF LIBOR designated maturity, in both cases as they appear on the Moneyline Telerate page 3750 (or any successor or replacement page) as of 11:00 a.m., London time, on the early determination date). The FIDF LIBOR designated maturity will be equal to the longer of (1) the fixed income days remaining and (2) one month, and will be determined on the early determination date. The fixed income days remaining will be determined by the calculation agent, and will be equal to the number of days from (but excluding) the early maturity date up to (and including) the earlier of (1) the interest reset date immediately following the early maturity date and (2) December 1, 2008.

Payment on the Early Maturity Date

        If an index event has occurred or an early redemption has been designated, in addition to the interest payment, if any, the amount payable, if any, for each offered note outstanding on the early maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the outstanding face amount of the note plus (b) the early commodity amount (which may be negative) minus (c) the early fee amount.

        The holder has the option to redeem the note (in whole only and not in part, if such holder owns the full outstanding face amount of the notes issued to the holder on the original issue date) prior to the earlier of (1) the occurrence of an index event and (2) the scheduled determination date (the fifth business day prior to December 1, 2008). An early redemption is designated when a notice of early redemption is properly given on a business day, in writing, to the trustee, the calculation agent and the issuer. Once given, a notice of early redemption is irrevocable. An index event occurs if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the scheduled determination date (the fifth business day prior to December 1, 2008), the closing level of the index is at or below 155.185 (88% of initial index level).

        If an early redemption has been designated, the early determination date will be any trading day on which a notice of early redemption is delivered by 9:00 a.m., New York time on such day; if the notice of early redemption is delivered after 9:00 a.m., it will be the immediately succeeding trading day. On the other hand, if an index event has occurred, the early determination date will be the trading day immediately following the day on which the index event occurs. The early determination date is subject to extension up to five business days as described in “— Consequences of a Market Disruption Event” above. The early maturity date is the fifth business day following the early determination date.

Early commodity amount

        The early commodity amount is equal to the product of (1) the commodity discount factor times (2) the outstanding face amount of the note times (3) 3.0 times (4) the early index return.

        The commodity discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one and (b) the product of (i) the CDF LIBOR level times (ii) the quotient of (x) the commodity days remaining divided by (y) 360. CDF LIBOR level is the LIBOR for deposits in U.S. dollars for the CDF LIBOR designated maturity (interpolated, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the CDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the CDF LIBOR designated maturity, in both cases as they appear on the Moneyline Telerate page 3750 (or any successor or replacement page) as of 11:00 a.m., London time, on the early determination date). The CDF LIBOR designated maturity will be equal to the longer of (1) the commodity days remaining and (2) one month, and will be determined on the early determination date. The commodity days remaining will be determined by the calculation agent, and will be equal to the number of days from (but excluding) the early maturity date up to (and including) December 1, 2008.

        The early index return will be calculated by subtracting the initial index level from the early index level and dividing the result by the initial index level. The calculation agent will determine the early index level, which will be the closing

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level of the index on the early determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” above.

        The early commodity amount, and therefore the amount payable on your note on the early maturity date, if any, will be based on, among other factors, the early index level. If the early index level is greater than the initial index level — i.e., the early index return is positive due to an increase in the index — you will participate in any such increase. On the other hand, if the early index return is negative due to a decrease in the index, you may lose some or all of the early commodity amount on your note, and may receive no payment at all on the early maturity date.

Early fee amount

        The early fee amount will be the product of (1) the outstanding face amount of the notes times (2) 3.0 times (3) 0.15% times (4) the quotient of (a) the early fee days divided by (b) 365. Calculation agent will determine the early fee days, which will be the number of days from (but excluding) the trade date up to (and including) the early determination date.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. However, if the next business day falls in the next calendar month, then the payment will instead be made on the immediately preceding day that is a business day. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the determination date, the stated maturity date, the early determination date, the early maturity date, the final index level, the early index level, the default amount, the interest payable on each interest payment date (including the determination of any interpolated interest rate), index event and the final commodity amount and the final fee amount or the early commodity amount and the early fee amount, as the case may be. Absent manifest error, all determinations of the calculation agent

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will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Holder’s Option to Redeem

        If the holder of your note satisfies the conditions described under “— Early Redemption Requirements” below, the holder may elect to redeem the entire outstanding face amount of your note, only in whole and not in part. If the holder does so, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” and “— Manner of Payment” above. We describe the early determination date under “— Early Determination Date if an Early Redemption Has Been Designated” below.

        If the note is automatically redeemed due to the occurrence of an index event, the holder will no longer be permitted to exercise the option to redeem. We describe these matters under “— Automatic Redemption Due to an Index Event” below.

        If you decide to redeem your notes or your note is automatically redeemed, you will lose the right to receive any amount on your note on the stated maturity date, as described under “— Payment on the Stated Maturity Date” and “— Interest Payment” above.

Early Redemption Requirements

        To exercise the option to redeem, the following requirements must be satisfied on any day that is a business day and before the option to redeem expires:

•	The holder must hold the full outstanding face amount of the notes issued to the holder on the original issue date, and must elect to redeem such notes in whole, not in part.
•	The trustee, the calculation agent and the issuer must receive a properly completed and signed notice of early redemption, in the form attached to this prospectus supplement. Delivery must be made by physical delivery or by facsimile coupled with prompt physical delivery of a written confirmation, as provided in the attached notice of early redemption.
•	If your notes are in global form, the holder or the bank or broker through which the holder holds the interest in the notes being redeemed must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that is a business day, this requirement will be deemed satisfied as of 9:00 a.m. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.
•	If your notes are not in global form, the trustee must receive the certificate representing your note. Deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of early redemption attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

        The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of early redemption or as to whether and when the required deliveries have been made. Once given, a notice of early redemption may not be revoked.

Questions about the early redemption requirements should be directed to the trustee, at the number and location stated in the attached notice of early redemption.

        Early Determination Date if an Early Redemption Has Been Designated. If the required deliveries described under “— Early Redemption Requirements” above occur by 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date. If the required deliveries occur after that time, the next day that is a

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trading day will be the early determination date. In all cases, however, the required deliveries must occur before the option to redeem expires as described below.

        The early determination date is subject to extension as described in “— Consequences of a Market Disruption Event” above.

        Expiration of Option to Redeem. In all cases, the required deliveries described under “— Early Redemption Requirements” above must occur no later than 9:00 a.m., New York City time, no later than the last day that is a business day before the earlier of (1) the occurrence of an index event and (2) the scheduled determination date (the fifth business day prior to December 1, 2008). Immediately after that time, the option to redeem will expire and may not be exercised, although the holder will be entitled to receive the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” above or “— Automatic Redemption Due to an Index Event” below, respectively.

        Only Holder May Exercise Option to Redeem. Since the notes are issued only in global form, the depositary or its nominee is the holder of the notes and therefore is the only entity that can exercise the option to redeem with respect to the notes. If you would like to exercise the option to redeem, you should give proper and timely instructions to the bank or broker through which you hold the interest in the notes, requesting that it notify the depositary to exercise the option to redeem on behalf of the holder. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if the holder holds the notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

Automatic Redemption Due to an Index
Event

        If an index event occurs any time before the earlier of (1) the designation of an early redemption by the holder and (2) the scheduled determination date (the fifth business day prior to December 1, 2008), an automatic redemption of the note will occur on the early maturity date. Upon the automatic redemption, we will pay in cash an amount, if any, calculated in a manner as described under “Payment on the Early Maturity Date” and “— Manner of Payment” above. We describe the early determination date under “— Early Determination Date if an Index Event Has Occurred” below.

        If the holder exercised the option to redeem the note, the holder will be entitled to the amount payable, if any, calculated in a manner as described in “— Holder’s Option to Redeem” above, but no index event will occur thereafter.

        If the automatic redemption due to an index event occurs, you will lose the right to receive any payment on your notes on the stated maturity date, as described under “— Payment on Stated Maturity Date” and “— Interest Payment” above.

        Index event. If, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the scheduled determination date (the fifth business day prior to December 1, 2008), the closing level of the index is at or below 155.185 (88% of the initial index level), an index event occurs on that day.

        Notice. If an index event occurs, we will notify the holder of your note and the trustee in the manner described in the accompanying prospectus.

        Early Determination Date if an Index Event Has Occurred. If an index event occurs on any day, a day that immediately follows the day on which the index event occurs and that is a trading day will be the early determination date.

        The early determination date is subject to extension as described in “—Consequences of a Market Disruption Event” above.

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Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor and (2) the calculation agent in New York is open for business and (3) all trading facilities on which the index commodities are traded are open for trading.

London Business Day

        When we refer to a London business day for your note, we mean a day that is a London business day as defined in the accompanying prospectus supplement.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

        The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

        If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

        For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in

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the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        Any of the following will be a market disruption event:

•	a material limitation, suspension, or disruption of trading in one or more futures contracts included in the index which results in a failure by the trading facility on which each applicable futures contact is traded to report a settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues, or
•	the settlement price for any futures contract included in the index is a “limit price”, which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility, or
•	failure by the applicable trading facility or other price source to announce or publish the settlement price for any futures contract included in the index.

        For this purpose, “settlement price” means the official settlement price of a futures contract included in the index as published by the trading facility on which it is traded.

        As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index commodities on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index commodities,
•	may take or dispose of positions in the index commodities or futures contracts relating thereto,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant commodities markets or components of such markets, and/or
•	may take short positions in the index commodities or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or index commodities of the kind that we do not own or that we borrow for delivery to purchaser.

        We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index commodities. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date or the early determination date, as the case may be. These steps may also involve sales and/or purchases of some or all of the index commodities, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index commodities or indices designed to track the performance of the relevant commodities markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or the Index Commodities May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

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THE INDEX

        The Dow Jones-AIG Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones-AIG Commodity Index. The value of the Dow Jones-AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones-AIG Commodity Index.

        The index-linked notes are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total Return. The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index. The Dow Jones-AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

        The Dow Jones-AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Dow Jones-AIG Commodity Index currently is composed of the prices of nineteen exchange- traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones-AIG Commodity Index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones- AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

        The Dow Jones-AIG Commodity Index is a proprietary Dow Jones-AIG Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

        The Dow Jones-AIG Commodity Index Committee. Dow Jones and AIG-FP have established the Dow Jones-AIG Commodity Index Committee (the “DJAIGCI Committee”) to assist them in connection with the operation of the Dow Jones-AIG Commodity Index. The DJAIGCI Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones-AIG Commodity Index for the coming year. The DJAIGCI Committee may also meet at such other times as may be necessary.

        As described in more detail below, the Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP. Following the DJAIGCI Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones-AIG Commodity Index

        Commodities Available For Inclusion in the Dow Jones-AIG Commodity Index. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones-AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

        The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

        The 19 commodities underlying the Dow Jones-AIG Commodity Index selected for 2007 are as follows: aluminum, coffee, copper, corn,

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cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

        Designated Contracts for Each Commodity. A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the DJAIGCI Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the DJAIGCI Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the DJAIGCI Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Dow Jones-AIG Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

        The Designated Contracts for the commodities included in the Dow Jones-AIG Commodity Index as of October 25, 2007 are as follows:

Commodity	Designated Contract	Trading Facility	Targeted Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	5.17
Coffee	Coffee “C”	CSCE	2.40
Copper*	High Grade Cooper	COMEX	6.79
Corn	Corn	CBOT	4.52
Cotton	Cotton	NYCE	2.93
Crude Oil	Light, Sweet Crude Oil	NYMEX	15.80
Gold	Gold	COMEX	6.92
Heating Oil	Heating Oil	NYMEX	4.60
Lean Hogs	Lean Hogs	CME	2.14
Live Cattle	Live Cattle	CME	4.92
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24
Nickel	Primary Nickel	LME	2.14
RBOB Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	4.68
Silver	Silver	COMEX	2.07
Soybean	Soybeans	CBOT	9.10
Soybean Oil	Soybean Oil	CBOT	3.28
Sugar	World Sugar No. 11	CSCE	2.23
Wheat	Wheat	CBOT	6.38
Zinc	Special High Grade Zinc	LME	1.71

* The Dow Jones-AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-AIG Commodity Index.

** The column in the above table titled “Target Weighting” reflects the target weightings as of January 2007 of the 19 commodities currently included in the Dow Jones-AIG Commodity Index.

        In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones-AIG Commodity Index.

        The composition of the Dow Jones-AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the DJAIGCI Committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index.

        Commodity Groups. For purposes of applying the diversification rules discussed

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above and below, the commodities available for inclusion in the DJ-AIG are assigned to “Commodity Groups”. The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:
Crude Oil

Heating Oil

Natural Gas

Unleaded Gasoline
Precious Metals:
Gold

Platinum

Silver
Industrial Metals:
Aluminum

Copper

Lead

Nickel

Tin

Zinc
Livestock:
Live Cattle

Lean Hogs
Grains:
Corn

Soybeans

Soybean Oil

Wheat
Softs:
Cocoa
Coffee
Cotton

Annual Reweightings and Rebalancings of the Dow Jones-AIG Commodity Index

        The Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the DJAIGCI Committee, announced in July and implemented the following January.

        Determination of Relative Weightings. The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones- AIG Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the index commodities included in the Dow Jones-AIG Commodity Index and their respective percentage weights.

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        The Dow Jones-AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Index.
•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Index.
•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Index.
•	No single commodity that is in the Dow Jones-AIG Commodity Index may constitute less than 2% of the Dow Jones-AIG Commodity Index.

        Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

        Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones-AIG Commodity Index by calculating the new unit weights for each index commodity. Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones- AIG Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each index commodity. This CIM is used to achieve the percentage weightings of the index commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-AIG Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Dow Jones-AIG Commodity Index value to calculate the current Dow Jones-AIG Commodity Index value.

The Dow Jones-AIG Commodity Index is a Rolling Dow Jones- AIG Commodity Index. The Dow Jones-AIG Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Dow Jones-AIG Commodity Index Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Dow Jones- AIG Commodity Index is, therefore, a “rolling Dow Jones-AIG Commodity Index”.

Dow Jones-AIG Commodity Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones-AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following

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Dow Jones-AIG Commodity Index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-AIG Commodity Index on that day,
•	the settlement value of any futures contract used in the calculation of the Dow Jones-AIG Commodity Index reflects the maximum permitted price change from the previous day’s settlement value,
•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones-AIG Commodity Index, or
•	with respect to any futures contract used in the calculation of the Dow Jones-AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement

        ”Dow Jones,” “AIG®” “Dow Jones-AIG Commodity IndexSM,” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc.’s notes based on the Dow Jones-AIG Commodity IndexSM, are not sponsored, endorsed, sold or promoted by Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product.

        The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates to The Goldman Sachs Group, Inc. is the licensing of certain trademarks, trade names and service marks and of the DJ-AIGCISM, which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to The Goldman Sachs Group, Inc. or the notes. Dow Jones and AIGI have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the notes into consideration in determining, composing or calculating DJ-AIGCISM. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the customers of the notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by The Goldman Sachs Group, Inc., but which may be similar to and competitive with the notes. In addition, American International Group, AIGI and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM and Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM, and the notes.

        This prospectus supplement no. 668 relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the

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underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. The information in this prospectus supplement no. 668 regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity IndexSM components in connection with the notes. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

        NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN AMERICAN INTERNATIONAL GROUP.

Historical Closing Levels of the Index

        The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of the future performance. We cannot give you any assurance that the future performance of the index or the index commodities will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date or the early maturity date, as the case may be. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

        The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2005, 2006, and 2007, through October 25, 2007. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

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Quarterly High, Low and Final Closing Levels of the Index

	High	Low	Close
2005
Quarter ended March 31	165.246	142.18	162.094
Quarter ended June 30	162.389	146.078	164.272
Quarter ended September 30	179.069	154.107	178.249
Quarter ended December 31	180.240	163.358	171.149
2006
Quarter ended March 31	174.224	158.78	165.194
Quarter ended June 30	187.628	164.723	173.235
Quarter ended September 30	179.962	156.587	159.957
Quarter ended December 31	175.214	156.075	166.509
2007
Quarter ended March 31	173.503	155.880	171.963
Quarter ended June 30	176.484	168.522	169.671
Quarter ended September 30	179.715	161.062	178.250
Quarter ending December 31 through October 25, 2007	180.133	172.123	179.222

        All disclosures contained in this prospectus supplement regarding the index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones and American International Group. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

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SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

        This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	a tax exempt organization;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a person whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the notes - in the absence of an administrative determination or judicial ruling to the contrary -to characterize each note for all tax purposes as an income-bearing, prepaid forward contract. Except as otherwise noted below, the discussion herein assumes that the note will be so treated.

        It is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

        Upon the maturity of your notes, you would recognize a capital gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss will be long-term capital gain or loss if you hold your notes for more than one year.

        Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your

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notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid coupon, if any, with respect to your notes. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss, except to the extent attributable to accrued but unpaid coupon, if any, with respect to your notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield - i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes - and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the projected amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes, and decreased by the amount of interest payments you received with respect to your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, your note could also be treated as a unit consisting of a forward contract (the “Forward Contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlying stock under the Forward Contract (“the Cash Deposit”). Under this characterization, if you are an initial purchaser of the notes, your notes would likely be treated for United States federal income tax purposes in the same manner as pre-paid interest-bearing Forward Contracts as described above. If, however, you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the Forward Contract and the Cash Deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the Cash Deposit is at a discount from, or is in excess of, the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation – United States Holders – Notes Purchased with Market Discount” and “United States Taxation – United States Holders – Notes Purchased at a Premium” with respect to the Cash Deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

        It is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract. Furthermore, it is also possible that the coupon payments would not be treated as interest for

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United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly coupon payments could be treated all or in part as contract fees in respect of a forward contract. The United States federal income tax treatment of such contract fees is uncertain. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation – Backup Withholding and Information Reporting – United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

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EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $95,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

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FORM OF NOTICE OF EARLY REDEMPTION

Dated:

The Bank of New York Corporate Trust Administration 101 Barclay Street, 4E New York, New York 10286
Attn: Natalie Pesce	(212-815-4991)
Teisha Wright	(212-815-5058)
Fax: (212-815-5802/5803)

with a copy to:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
Attn: Commodity Sales and Trading Department
Tel: 212-902-7700
Fax: 212-357-1248

with a copy to:

The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004
Attn: Corporate Treasury, Debt Management
Sarah Beer	(212-902-8048)
Claira Kim	(212-855-9659)
Nilan Velasco	(212-357-8837)
Fax: (212-902-3325)

Re:	Floating Rate Excess Return Index-Linked Notes due December 2008 (Linked to the Dow Jones-AIG Commodity IndexSM), issued by The Goldman Sachs Group, Inc.

Ladies and Gentlemen:

        The undersigned is, or is acting on behalf of, the beneficial owner of all of the notes specified above. The undersigned hereby irrevocably elects to exercise the option to redeem described in the prospectus supplement no. 668, dated October 25, 2007, with respect to the entire outstanding face amount of the note. The exercise is to be effective on the day that qualifies as a business day on which the trustee has received this notice of early redemption and the calculation agent and the issuer have received a copy of this notice of early redemption, unless this notice has not been received by 9:00 a.m., New York City time, on that day, in which case the exercise will be effective as of the next day that qualifies as a business day. We understand, however, that the effective date in all cases must be no later than the last day before the determination date that qualifies as a business day. The effective date will be the early determination date, subject to postponement in case of a market disruption event.

        If the note to be redeemed is in global form, the undersigned is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer, in each case by physical delivery to the relevant address stated above, or such other address as the trustee, the calculation agent or the issuer may have designated for this purpose to the holder, or by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder, coupled with a prompt physical delivery of a written confirmation thereof. In

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addition, the beneficial interest in the entire outstanding face amount is being transferred on the books of the depositary to an account of the trustee at the depositary.

        If the note to be redeemed is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer by physical delivery or by facsimile transmission coupled with physical delivery of written confirmation as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

        If the undersigned is not the beneficial owner of the note to be redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

        Terms used and not defined in this notice have the meanings given to them in the prospectus supplement no. 668, dated October 25, 2007. The redemption of the note will be governed by the terms of the note.

        The calculation agent should internally acknowledge receipt of the copy of this notice of early redemption, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be paid in the requested redemption should be made on the fifth business day after the early determination date, subject to postponement in case of a market disruption event, in accordance with the terms of the note.

Face amount of note to be redeemed:

$

Very truly yours,

(Name of beneficial owner or person authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

FOR INTERNAL USE ONLY:
Receipt of the above notice of early redemption
is hereby acknowledged:
GOLDMAN, SACHS & CO., as calculation agent

By: __________________________________
      (Title)

Date and time of receipt:

______________________________________________

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        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

$50,000,000

The Goldman Sachs
Group, Inc.

Floating Rate Excess Return Index-Linked Notes due December 2008
(Linked to the Dow Jones-AIG Commodity IndexSM)

Medium-Term Notes, Series B

Goldman, Sachs & Co.